UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Amendment No. 4)

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTEGRATED SILICON SOLUTION, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share
(2)

Aggregate number of securities to which transaction applies:

As of June 18, 2015, (A) 32,182,349 shares of common stock, (B) 3,108,120 shares of common stock issuable upon the exercise of stock options with an exercise price of less than $22.00 per share and (C) 379,154 shares of common stock underlying restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the maximum aggregate value was determined based upon the sum of: (A) 32,182,349 shares of common stock multiplied by $22.00 per share; (B) options to purchase 3,108,120 shares of common stock with an exercise price less than $22.00 per share multiplied by $13.60 (the difference between $22.00 per share and the weighted average exercise price of $8.40 per share); and (C) 379,154 shares of common stock underlying restricted stock units multiplied by $22.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001162.

	(4)	Proposed maximum aggregate value of transaction: $758,625,052.06
	(5)	Total fee paid: $ $88,152.23*
* Includes $83,985.42 previously paid

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $83,985.42
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A, Schedule 14A (Amendment No. 1) and Schedule 14A (Amendment No. 2)
	(3)	Filing Party: Integrated Silicon Solution, Inc.
	(4)	Dates Filed: April 6, 2015 (re: Schedule 14A) June 5, 2015 (re: Schedule 14A (Amendment No. 1)) June 12, 2015 (re: Schedule 14A (Amendment No. 2))

FOURTH SUPPLEMENT TO PROXY STATEMENT

The purpose of this fourth supplement to the proxy statement is to advise you that the parties to that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated March 12, 2015, by and between Uphill Investment Co., a People’s Republic of China limited liability company (“Parent”), and Integrated Silicon Solution, Inc., a Delaware corporation (“ISSI” or the “Company”), as joined by Indigo Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have executed an amendment dated as of June 18, 2015 (“Amendment No. 4”) to the Merger Agreement that provides, among other things:

(i)	the per share merger consideration shall be increased from $21.00 per share of ISSI common stock to $22.00 per share of ISSI’s common stock; and

(ii)	the Company Stockholder Meeting shall be convened on June 19, 2015 at 2:00 p.m., but will be adjourned without conducting any business until June 25, 2015;

The following information supersedes and supplements any information in the proxy statement filed by ISSI with the Securities and Exchange Commission (the “SEC”) on April 27, 2015 (which is referred to herein as the “proxy statement”), as such proxy statement has been supplemented from time to time since such date and prior to the date hereof (collectively, the “supplements”), relevant to the applicable topic. Any page references listed below are references to pages in the proxy statement (or, to the extent noted, the supplements), not this fourth supplement to the proxy statement.

Amendment No. 4, attached as Annex S-A hereto, is incorporated as an annex to the proxy statement.

Special Meeting

As a result of the execution of Amendment No. 4, the special meeting of stockholders to consider approval of the Merger Agreement and related matters will be convened on June 19, 2015 at 2:00 p.m. local time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, but will be adjourned without conducting any business until June 25, 2015 at 2:00 pm PDT.

Per Share Merger Consideration

As a result of the execution of Amendment No. 4, the per share merger consideration payable to holders of ISSI common stock (the “Per Share Merger Consideration”) will be equal to $22.00, an increase from the $21.00 set forth in the Merger Agreement, as amended, and as described in the proxy statement, as supplemented. All references to the merger consideration payable to holders of ISSI common stock in the proxy statement and the supplements as being equal to $21.00 should now be interpreted to be references to $22.00.

Financing of the Merger

As a result of the execution of Amendment No. 4 and the increase in the per share merger consideration from $21.00 to $22.00, ISSI anticipates that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $740 million, as opposed to the $700 million stated on page 54 of the proxy statement, as supplemented by the supplements. In order to finance this additional amount, simultaneously with the execution of Amendment No. 4, Parent has received a debt commitment letter from Industrial and Commercial Bank of China Ltd. (“ICBC”) pursuant to which ICBC has committed (subject to the conditions in such commitment letter) to provide Parent with a $480 million credit facility, as opposed to a $400 million credit facility previously provided, and as described in the proxy statement, as supplemented. All other terms of such commitment letter remained unchanged and continue to be as described on page 55 of the proxy statement.

Treatment of ISSI Equity Awards

In connection with the increase of the Per Share Merger Consideration as described in the foregoing paragraph, the treatment of Company Options, Company SARs and Company RSUs, as described beginning on pages 2, 17, 51 and 67 of the proxy statement, and as supplemented, are correspondingly amended so that all references therein to “$21.00” shall now be treated as references to “$22.00”.

Background of the Merger

The section titled “Background of the Merger” beginning on page 32 of the proxy statement describes the background of the transaction up to and including March 12, 2015. The supplements have supplemented such description up to and including June 11, 2015. The discussion below supplements those descriptions up to and including the date of this supplement.

On June 12, 2015, ISSI filed amendment number two to its definitive proxy materials with the SEC.

On June 17, 2015, ISSI filed amendment number three to its definitive proxy materials with the SEC.

On the morning of June 18, 2015, Cypress Semiconductor Corporation (“Cypress”) submitted to ISSI and publically announced a revised offer to acquire ISSI for $21.25 per share (as set forth in a revised draft definitive merger agreement provided to ISSI by Cypress), together with an incremental ticking fee of $0.10 per share for each additional three months required to obtain regulatory approval for a transaction with Cypress which would begin to accrue daily starting on October 1, 2015 up to a maximum of $0.20 per share.

In the afternoon of June 18, 2015, Parent delivered a proposed amendment to the Merger Agreement (Amendment No. 4) to ISSI to (i) increase the purchase price from $21.00 per share to $21.75 per share, (ii) provide that ISSI would adjourn the Special Meeting by no more than three business days and (iii) restrict the ability of ISSI to further postpone or adjourn the Special Meeting without the consent of Parent. Following receipt of the proposed amendment, ISSI and its representatives engaged in negotiations with Parent and its representatives and, as a result of such negotiations, Parent agreed to modify the amendment to increase the purchase price to $22.00 per share, to provide that the Special Meeting would be adjourned to June 25, 2015 and to remove the restriction on the ability of ISSI to further postpone or adjourn the Special Meeting. The ISSI Board held a telephonic meeting with representatives of Oppenheimer & Co. (“Oppenheimer”) and Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) and considered approval of Amendment No. 4. After considering the proposed terms of Amendment No. 4, the ISSI Board approved such amendment. After considering that the revised offer from Cypress (including the expected value of the ticking fee) had a lower price than the $22.00 per share provided by Amendment No. 4, the ISSI Board determined that the revised proposal from Cypress did not constitute, and would not be reasonably expected to lead to a Superior Proposal (as defined in the Uphill Agreement). On June 18, Parent and ISSI executed Amendment No. 4.

On June 19, 2015, ISSI made a public announcement regarding the execution of Amendment No. 4 and the determination of the ISSI Board with respect to the revised Cypress offer. ISSI also filed amendment number four to its definitive proxy materials with the SEC.

Interests of ISSI’s Directors and Executive Officers in the Merger

In light of the increased Per Share Merger Consideration resulting from the execution of Amendment No. 4, ISSI believes it appropriate to supplement the information contained in the sections under the heading “Interests of ISSI’s Directors and Executive Officers in the Merger” beginning on page 50 of the proxy statement, as supplemented by the information contained in the supplements.

The following information is intended to replace the table set forth on the bottom of page 53 and top of page 54 of the proxy statement under the heading “Golden Parachute Compensation”, as such table was previously replaced by the supplements:

Name	Cash (1)	Equity (2)	Pension/ NQDC (3)	Perquisites/ Benefits (4)	Total
Jimmy S. M. Lee	$111,538	$6,262,522	$1,210,788	$26,405	$7,611,253
Scott D. Howarth	439,875	5,007,908	376,772	26,967	5,851,522
John M. Cobb	340,500	4,174,028	155,899	32,321	4,702,748
Kong Yeu Han	402,746	6,213,032	370,651	26,405	7,012,834
Chang-Chaio Han	373,900	5,990,612	—	32,321	6,396,833

(1)	This amount represents (i) the “double-trigger” cash severance payments to which each named executive officer may become entitled under his Change in Control Agreement, in the following amounts: Jimmy S. M. Lee, $111,538; Scott D. Howarth, $285,000; John M. Cobb, $225,000; Kong-Yeu Han, $278,846; and Chang-Chaio Han, $250,000, plus (ii) the amount of the “single-trigger” pro-rated payment of bonus for executive bonus plan participants pursuant to the Change in Control Agreement, in the following amounts: Scott D. Howarth, $154,875; John M. Cobb, $115,500; Kong-Yeu Han, $123,900; and Chang-Chaio Han, $123,900.
(2)	This amount represents the product of (a) $22.00 per share multiplied by (b) the number of shares of ISSI common stock subject to each named executive officer’s outstanding in-the-money Company Options, Company SARs and Company RSUs (and in the case of options or stock appreciation rights, reduced by their aggregate exercise price) that are payable (i) in cancellation of vested equity awards in the Merger in the following amounts: Jimmy S. M. Lee, $3,807,930; Scott D. Howarth, $2,408,929; John M. Cobb, $2,479,370; Kong-Yeu Han, $4,184,431; and Chang-Chaio Han, $4,140,735, and (ii) that would be payable under the “double-trigger” acceleration provision of the Change in Control Agreements, assuming termination as of the closing of the Merger, in the following amounts: Jimmy S. M. Lee, $2,454,592; Scott D. Howarth, $2,598,979; John M. Cobb, $1,694,658; Kong-Yeu Han, $2,028,601; and Chang-Chaio Han, $1,849,877.
(3)	This amount equals the estimated value of distributions of vested account balances from ISSI non-qualified deferred compensation plans as follows: (i) single-trigger distribution of $1,006,131 to Jimmy S. M. Lee triggered by the Merger, and (ii) double-trigger distributions triggered by a separation from service of $204,657 to Jimmy S. M. Lee (payable in equal installments over three (3) years); $376,772 to Scott Howarth (payable in equal installments over three (3) years); $155,899 to John Cobb (payable in a lump sum); and $370,651 to Kong-Yeu Han (payable in equal installments over ten (10) years). The values in the table are based on account balances as of March 31, 2015.
(4)	This amount equals the estimated value of the “double-trigger” COBRA benefits to which each named executive officer may become entitled under his Change in Control Agreement. These COBRA benefits will become due under the same terms and conditions of the cash severance payments described in footnote 1.

The following information is intended to replace the section on the page 54 of the proxy statement under the heading “Equity Interests of ISSI’s Executive Officers and Non-Employee Directors”, as such table was previously replaced by the table set forth on page 7 of the first supplement:

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards that are in-the-money and are currently held by each of ISSI’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, as of June 30, 2015. The table also sets forth the values of these shares and equity awards based on the $22.00 Per Share Merger Consideration (minus the applicable exercise price for the in-the-money options and stock appreciation rights). No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#)	Shares Held ($)	Options Held (#)	Options Held ($)	SARs Held (#)	SARs Held ($)	RSUs Held (#)	RSUs Held ($)	Total ($)
Jimmy S.M. Lee	1,386	30,492	245,834	3,738,722	140,000	1,390,800	51,500	1,133,000	6,293,014
Scott D. Howarth	84,240	1,853,280	180,000	2,395,800	140,000	1,390,800	55,514	1,221,308	6,861,188
John M. Cobb	54,478	1,198,516	165,000	2,457,150	83,000	831,180	40,259	885,698	5,372,544
Kong Yeu Han	63,990	1,407,780	255,000	4,124,700	109,000	1,089,840	45,386	998,492	7,620,812
Chang-Chaio Han	110,113	2,422,486	255,000	4,124,700	92,000	920,220	42,986	945,692	8,413,098
Paul Chien	—	—	27,500	335,950	—	—	—	—	335,950
Jonathan Khazam	10,000	220,000	31,000	406,895	—	—	—	—	626,895
Keith McDonald	3,500	77,000	31,000	406,895	—	—	—	—	483,895
Stephen Pletcher	—	—	25,923	312,074	—	—	—	—	312,074
Bruce Wooley	6,000	132,000	31,000	406,895	—	—	—	—	538,895
John Zimmerman	—	—	22,500	260,250	—	—	—	—	260,250

Other than as described above, the terms of the Merger Agreement, as described in the proxy statement filed by ISSI with the SEC on April 27, 2015 and as supplemented by the supplements, remain unchanged and in effect. ISSI encourages this fourth supplement to the proxy statement to be read in conjunction with such proxy statement and such supplements. If you have any questions concerning the Merger, the Special Meeting or this fourth supplement to the proxy statement , please contact ISSI’s Proxy Solicitor:

Georgeson

480 Washington Blvd

Jersey City, NJ 07310

Toll-Free: (800) 891-3214

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this supplement to the proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this supplement to the proxy statement, except for any information superseded by information in this supplement to the proxy statement or incorporated by reference subsequent to the date of this supplement to the proxy statement. This supplement to the proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following ISSI filings with the SEC are incorporated by reference:

•	ISSI’s definitive proxy statement on Schedule 14A, filed on April 27, 2015, as supplemented by that certain Supplements to Proxy Statement on Schedule 14A, filed on June 5, 2015, June 12, 2015 and June 17, 2015;

•	ISSI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed on December 11, 2015, as amended by ISSI’s Form 10-K/A filed on January 27, 2015;

•	ISSI’s Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2014 and March 31, 2015; and

•	ISSI’s Current Reports on Form 8-K filed on January 27, 2015, March 12, 2015, April 22, 2015, April 29, 2015 and May 29, 2015.

We also incorporate by reference into this second supplement to the proxy statement additional documents that we may file with the SEC between the date of this second supplement to the proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Integrated Silicon Solution, Inc.

Attn: Corporate Secretary

1623 Buckeye Drive

Milpitas, CA 95035

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.ISSI.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying second supplement to the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Georgeson

480 Washington Blvd

Jersey City, NJ 07310

Toll-Free: (800) 891-3214

Annex S-A

AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 4 to the Agreement and Plan of Merger (this “Amendment”), dated as of June 18, 2015, is made by and among Uphill Investment Co., a PRC limited liability company (“Parent”), Indigo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and the Company have entered into, and Acquisition Sub has signed a Joinder Agreement joining itself to, that certain Agreement and Plan of Merger, dated as of March 12, 2015, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of April 28, 2015, Amendment No. 2 to the Agreement and Plan of Merger, dated as of May 29, 2015 and Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 11, 2015 (as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Agreement”);

WHEREAS, the Company, Acquisition Sub and Parent desire to further amend the Agreement to address certain matters that have arisen since the date of execution of the Agreement and to make the other changes set forth herein, all as more fully set forth herein;

WHEREAS, contemporaneous with the execution of this Amendment, the Lender has executed a further amendment to the Bank Letter that provides that the Lender will fund the amounts required in order to enable Parent to consummate the transactions contemplated by the Agreement, as modified by this Amendment (the “Amended Bank Letter”); and

WHEREAS, Section 9.13 of the Agreement authorizes the amendment of the Agreement by a written instrument signed by or on behalf of each of Parent, Acquisition Sub and the Company.

NOW, THEREFORE, in consideration of and premised upon the representations, warranties, covenants and other agreements of the parties contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, all capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

2. Amendment to Merger Consideration. The Agreement is hereby amended such that the “Merger Consideration” is defined to be equal to $22.00 per share and the second “WHEREAS” clause in the Agreement is hereby amended by replacing “$19.25” with “$22.00”.

3. Company Stockholder Meeting. Subject to the terms of the Agreement, the Company shall (i) hold the Company Stockholder Meeting on June 19, 2015, as described in the Company’s Second Supplement to Proxy Statement, but immediately adjourn such meeting without conducting any business to June 25, 2015 at 2:00 pm PDT, and (ii) solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Delaware Law, submit the Merger for approval of the Company Stockholders at such Company Stockholder Meeting and, unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change pursuant Section 6.5(c) of the Agreement, use its reasonable best efforts to secure the Requisite Stockholder Approval on such date at such Company Stockholder Meeting.

S-A-1

4. Superior Proposal. The Company represents and warrants to Parent and Acquisition Sub that the Company Board has determined that the proposal of Cypress Semiconductor Corporation (“Cypress”) to acquire all of the Company’s common stock at a price of $21.25 per share delivered under cover of a letter dated June 17, 2015, does not constitute and is not reasonably expected to lead to a Superior Proposal.

5. Financing. For the avoidance of doubt, all references in the Agreement to the Bank Letter shall be deemed references to the Amended Bank Letter, all references to the Commitment Letters shall be deemed to include the Amended Bank Letter and all references to the Debt Financing and the Financing shall be deemed to include the funding of the amounts contemplated by the Amended Bank Letter.

6. Press Release. As promptly as practicable after (and in any event no later than the first Business Day after the date of) the execution of this Amendment, the Company shall disseminate a press release announcing, among other things, the execution and delivery of this Amendment in substantially the form attached hereto as Schedule A and file with the SEC an appropriate supplement to its proxy statement describing this Amendment.

7. No Other Amendments. Except to the extent expressly amended by this Amendment, all terms of the Agreement shall remain in full force and effect without amendment, change or modification.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Amendment or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Amendment) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Centre’s Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Arbitration Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators. Each of Parent and the Company shall be entitled to nominate one (1) arbitrator. The third arbitrator, who shall act as the chairman of the tribunal, shall be chosen by the two arbitrators nominated by the parties, respectively. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(b) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of enforcing this agreement to arbitrate, the parties irrevocably and unconditionally submit to the jurisdiction of the courts of Hong Kong and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. For the purpose of enforcement of an award, the parties hereto irrevocably and unconditionally waive any defense of inconvenient forum in any court of competent jurisdiction. For the avoidance of doubt, the arbitration tribunal shall be entitled to impose any remedy available under this Amendment at law or equity, including without limitation those remedies contemplated by Section 9.8 of the Agreement.

10. Assignment. No party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Parent and Acquisition Sub may assign, in Parent’s sole discretion, any of or all Parent’s and/or Acquisition Sub’s rights, interests and obligations under this Amendment to any wholly owned Subsidiary of Parent or Acquisition Sub, provided that no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

S-A-2

11. Amendment. Subject to applicable Law and subject to the other provisions of this Amendment, this Amendment may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that the Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Amendment that requires the approval of such Company Stockholders under Delaware Law without such approval.

12. Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable and (b) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Amendment shall not constitute a waiver of such right.

13. Severability. In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

15. Waiver of Jury Trial. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

[Signature page follows.]

S-A-3

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date first above written.

THE COMPANY:

INTEGRATED SILICON SOLUTION, INC.

By:	/s/ John M. Cobb
Name:	John M. Cobb
Title:	Chief Financial Officer

PARENT:

UPHILL INVESTMENT CO.

By:	/s/ Xu Wei
Name:	Xu Wei
Title:	Chief Executive Officer

ACQUISITION SUB:

INDIGO ACQUISITION SUB

By:	/s/ Xu Wei
Name:	Xu Wei
Title:	Chief Executive Officer

(Signature Page to Amendment No. 4)

S-A-4

Schedule A

Form of Press Release

S-A-5